Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

URIGEN PHARMACEUTICALS, INC.

Urigen Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is URIGEN PHARMACEUTICALS, INC. The name under which the Corporation was originally incorporated is Megabios Merger Corporation.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is August 12, 1997.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Article IV shall be amended and restated to read in its entirety as follows:

“A. Authorized Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Thirty Million (30,000,000) shares. Twenty Million (20,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001).

The Board of Directors is authorized to provide by resolution or resolutions for the issuance of shares of stock of any class or of any series of any class at any time and from time to time and, by filing a Certificate of Designation in the manner prescribed under the laws of the State of Delaware, to fix and amend the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional, or other special rights, if any, and qualifications, limitations or restrictions thereof. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by filing a Certificate of Designation in the manner prescribed under the laws of the State of Delaware. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Shares of Common Stock and Preferred Stock may be issued from time to time as the Board of Directors of the Corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

Except as otherwise provided herein, no holder of any shares of stock of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase any shares of stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to subscribe for or purchase any obligations, bonds, notes, debentures, other securities or stock convertible into shares of stock of the Corporation of any class or carrying or evidencing any right to purchase shares of stock of any class.

Upon the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation (the time of such filing is hereinafter referred to as the “Filing Time”), each five thousand (5,000) issued and outstanding shares of Common Stock of the Corporation shall automatically and without further action on the part of the holder thereof be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock of the Corporation (the foregoing reverse split of the Common Stock is herein referred to as the “Reverse Split”). No scrip or fractional shares of Common Stock will be issued by reason of this paragraph. Any fraction of a share of Common Stock that would otherwise have resulted from the Reverse Split shall be converted into the right to receive a cash payment from the Corporation for such fractional shares, which cash payment shall be determined by multiplying (x) the fractional amount of the share of Common Stock by (y) $265.50. For purposes of clarity, all numbers set forth herein, including the number of authorized shares of any class or series, shall reflect, and thus shall not be subject to further adjustment as a result of, the Reverse Split.

Each holder of a certificate or certificates which immediately prior to the Filing Time represented outstanding shares of Common Stock (whether one or more), shall be entitled to receive upon surrender of such Old Certificate to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) (whether one or more) representing the number of whole shares of the Common Stock into which and for which the shares formerly represented by such Old Certificates are reclassified under the terms hereof as a result of the Reverse Split. Immediately after the Filing Time, Old Certificates shall represent only the right to receive New Certificates (and where applicable, cash in lieu of fractional shares). If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation’s transfer agent determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the transfer agent shall carry forward any fractional shares until all certificates of that holder have been presented for exchange such that the cash paid to any one person shall not exceed the value of one share.

If any New Certificates are to be issued in a name other than that in which the Old Certificates surrendered or exchanged are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such an exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable.

Immediately after the Filing Time, the stated capital account of the Corporation shall be reduced by the amount by which, as of the Filing Time, the portion of the stated capital account pertaining to the shares of Common Stock immediately prior to the Filing Time exceeds the product of the number of shares of Common Stock outstanding immediately after the Filing Time multiplied by the par value of each share of Common Stock immediately after the Filing Time, and such amount shall be credited to the Corporation’s additional paid-in capital account.

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B. Rights Preferences and Privileges of the Common Stock.

Section 1. Voting. Except as may be required by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such person on all matters voted upon by the stockholders.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Urigen Pharmaceuticals, Inc. has caused this Certificate of Amendment to be duly signed by its Chairman and Secretary as of this __ day of _________ 2014.

URIGEN PHARMACEUTICALS, INC.

By:
Dan Vickery
Chairman & Secretary

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